Exhibit 99.1
December 23, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
•	Bud Stumbaugh announced his retirement effective December 31, 2008. Bud co-founded our company as a small group of Florida agencies in 1999. He will continue to consult for our organization as non-executive Vice Chairman. We will miss Bud and wish him continued success.

•	Our company’s revenues are essentially flat. There is significant focus on expense control and reduction across the company.

•	Retail agencies have reduced operating expenses approximately 22%, which will be fully recognized in 2009. Retail revenues were off 8% in November 2008 from November last year.

•	Who needs car insurance, you might ask, when CarMax and others announce 25-40% reduction in sales? The answer is that most people are still employed, and if they drive, are required to have minimum coverage. We are not recession proof, but auto insurance is not discretionary!

•	Price increases are helping to ease the competitive marketplace, but higher unemployment does not help.

•	Our Carrier/MGA’s gross expense ratio continues to compare favorably to our competitors due to our continuing focus on expenses and efficiency. Our product development and new claims management teams are fully engaged in improving the Carrier/MGA’s profitability for 2009 in light of today’s uncertain economic environment.
Following is our report on November’s results.

		November Unaudited)
		Current Month			Year To Date
		2008	2007	Change	2008	2007	Change
		(In $1,000)%			(In $1,000)%
•	Gross Premiums Produced[1]*	$10,293	$10,303	(.1)%	$131,239	$127,052	3%
•	MGA/Carrier Gross Premiums Produced [1,2]	$6,937	$7,001	(1)%	$89,511	$90,661	(1)%
•	MGA/Carrier Revenues [2]	$4,325	$4,270	1%	$51,601	$48,601	6%
•	Retail Agencies Gross Premium Produced [1,2]*	$4,132	$4,342	(5)%	$57,164	$57,509	(1)%
•	Retail Agencies Group Revenues [2] *	$592	$644	(8)%	$8,960	$9,282	(3)%
•	Company Revenues*	$4,775	$4,730	1%	$57,845	$53,705	8%
•	Company Pre-Tax Income before stock option*	$(200)	$(342)	42%	$(1,174)	$1,124	(204)%
•	Company Pre-Tax Income*	$(210)	$(383)	45%	$(1,236)	$712	(273)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
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As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner Guy W. Millner	/s/ Joseph J. Skruck Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.